EXHIBIT 10.16.2
AMENDMENT NO. 2
TO THE
MONSANTO COMPANY DEFERRED PAYMENT PLAN
(Amended and Restated Effective December 8, 2008)
     WHEREAS, Monsanto Company (“Company”) previously adopted the Monsanto Company Deferred Payment Plan (Amended and Restated Effective December 8, 2008) (the “Plan”); and
     WHEREAS, the Company, acting through the Internal People Committee or its delegate, has reserved the right to amend the Plan pursuant to Section 9 thereof; and
     WHEREAS, the Company wishes to amend the Plan to (i) cease further deferral elections by employees with Change of Control Employment Security Agreements after August 31, 2009 and by all other employees after August 31, 2010, and (ii) eliminate the Plan’s automatic deferral provisions for employees who enter into Change of Control Employment Security Agreements after August 31, 2010;
     NOW, THEREFORE, effective as of August 1, 2010, the Plan shall be amended as follows:
     1. The definitions of “Automatic Deferral Compensation,” “Automatic Deferral Rate,” “Automatic Delivery Date” and “Change in Control Participant” in Section 4 of the Plan shall be deleted in their entirety.
     2. Section 5 of the Plan shall be amended by deleting the second paragraph thereof and replacing it with the following:
     “Notwithstanding the foregoing or any other provision of the Plan to the contrary, (a) no new Deferral Elections may be made under the Plan after August 31, 2009 by Eligible Employees who have Change in Control Employment Security Agreements with the Company (including for this purpose each of those individuals whose eligibility for such an agreement was approved by resolution of the Company’s People and Compensation Committee dated June 8, 2010) and (b) no new Deferral Elections may be made under the Plan after August 31, 2010 by any other Eligible Employees. Deferral Elections made by Eligible Employees on or before August 31, 2009 or August 31, 2010, as applicable, with respect to Eligible Compensation paid in 2010 or 2011 shall continue to be given effect on and after that date in accordance with their terms. In addition, prior provisions of the Plan regarding automatic deferrals by Eligible Employees entering into Change in Control Employment Security Agreements with the Company after 2008 shall not apply for individuals who enter into such agreements on or after September 1, 2010, but, for individuals who enter into such agreements before September 1, 2010, such provisions shall continue to apply with respect to Eligible Compensation paid in 2010 and 2011, as applicable.”

     3. Section 7(a)(i) of the Plan shall be amended by deleting the last sentence thereof.
     4. Except as otherwise expressly set forth in this Amendment No. 2 to the Plan, all other provisions of the Monsanto Company Deferred Payment Plan (Amended and Restated Effective December 8, 2008) shall remain in full force and effect.